Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-258040

Secret Free Writing Prospectus Registration Statement No. 333 - 258040 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1 - 313 - 594 - 3495. U.S. RETAIL SECURITIZATION

U.S. Retail Securitization 04 10.21.2024

Overview U.S. RETAIL SECURITIZATION • Ford Credit has been originating retail installment sales contracts since 1959 and securitizing its retail contracts since 1988 • Ford Credit has had an active publicly - registered securitization program for retail contracts since 1989 and has issued asset - backed securities in more than 90 transactions under this program • Ford Credit offers retail asset - backed securities through various channels: - Publicly - registered transactions - Rule 144A transactions - Other private transactions • Collateral composition has trended in line with the industry and Ford Credit’s strategy - Securitized pools selected randomly from Ford Credit’s eligible portfolio - Receivables with original terms up to 84 months have been included in widely - distributed retail transactions since 2020 • Structural elements have remained consistent – minimal adjustments over the past 15 years 3

Originations and Share ▪ Ford Credit provides support for Ford and Lincoln dealers and customers through all business cycles ▪ Originations volume increasing, primarily reflecting higher Ford Credit financing share 4 U.S. RETAIL SECURITIZATION 588 668 514 485 627 306 329 2019 2020 2021 2022 2023 2Q23 YTD 2Q24 YTD 52% 57% 48% 41% 52% 49% 57% 2019 2020 2021 2022 2023 2Q23 YTD 2Q24 YTD Number of Retail Receivables Originated (000) Financing Share* Retail Installment and Lease Avg. # of Contracts Outstanding (000) 2,141 2,132 2,010 1,865 1,882 1,862 1,968 * Retail Installment and lease share of Ford/Lincoln retail sales (excludes fleet sales)

Weighted Average FICO ® at Origination* Average Net Loss on Charged - Off Contracts 742 730 742 738 750 748 750 752 734 728 723 721 721 723 2019 2020 2021 2022 2023 2Q23 YTD 2Q24 YTD * Based on year of origination $6,131 $5,783 $1,350 $3,093 $6,786 $5,569 $8,094 2019 2020 2021 2022 2023 2Q23 YTD 2Q24 YTD Repossessions as a % of the Average Number of Contracts Outstanding 0.53% 0.36% 0.06% 0.15% 0.34% 0.27% 0.42% 0.25% 0.21% 0.08% 0.13% 0.22% 0.15% 0.33% 2019 2020 2021 2022 2023 2Q23 YTD 2Q24 YTD Net Losses as a % of the Average Portfolio Outstanding 84 months $13,464 $11,886 $5,118 $7,885 $10,786 $8,946 $11,477 Portfolio 84 months 84 months Portfolio 84 months Portfolio Portfolio Credit Metrics U.S. RETAIL SECURITIZATION 1.24% 0.95% 0.75% 0.74% 0.84% 0.79% 1.04% 0.60% 0.55% 0.49% 0.47% 0.60% 0.53% 0.94% 2019 2020 2021 2022 2023 2Q23 YTD 2Q24 YTD 5

Secret Secret Securitization Pool Metrics U.S. RETAIL SECURITIZATION 21.1 21.4 17.2 21.7 21.1 17.5 19.6 18.4 22.1 18.6 21.8 22.0 22.3 18.8 20.0 20.4 21.9 Commercial Use (%) 13 13 13 11 10 8 8 5 4 5 5 4 4 3 3 3 3 49 50 49 50 52 51 48 53 54 51 52 56 55 50 51 51 50 38 37 38 39 38 40 44 42 42 44 43 40 41 46 46 46 47 Car Light Truck Utility Car / Light Truck / Utility (%) 88 89 89 88 88 92 92 92 92 90 88 88 90 91 93 94 94 12 11 11 12 12 8 8 8 8 10 12 12 10 9 7 6 6 New Used New / Used (%) Weighted Average FICO at Origination 738 736 740 743 744 736 734 745 746 744 745 745 748 754 756 755 755 716 715 720 723 724 723 719 724 724 719 720 721 722 725 732 735 735 Original Term > 60 Mos. 6

Secret Secret Securitization Pool Metrics (Cont’d) U.S. RETAIL SECURITIZATION 7 Subvened - APR Receivables (%) 68.3 69.3 72.6 71.0 70.1 76.0 72.8 71.8 69.1 65.8 62.9 63.6 67.2 74.3 76.5 77.2 76.7 Original Term > 60 Mos. by Principal Balance (%) 56.4 57.3 61.2 57.7 57.6 69.8 67.0 58.1 53.6 51.3 51.5 54.6 52.8 50.7 51.4 55.6 55.8 4.8 5.0 5.7 6.2 6.6 7.0 12.4 12.8 11.2 9.3 8.8 8.9 % Original Term >75 Mos. Weighted Average Loan - to - Value (%) 98.8 99.0 98.9 98.4 98.1 101.8 101.0 99.6 100.3 100.4 100.6 101.4 100.9 98.8 98.9 99.7 100.0 Weighted Average Payment - to - Income (%) 8.7 8.7 8.8 8.7 8.9 9.1 9.2 9.1 9.0 9.1 9.2 9.5 9.7 9.8 9.7 9.6 9.7 7

Secret Structure Overview • Senior/subordinate, sequential pay structure • Credit enhancement largely consistent over the life of the program: - Subordination of junior notes - Cash reserve - Excess spread (used to build target overcollateralization) • Overcollateralization (OC) builds to a target amount - Available funds pay the Class A1 notes in full (“turbo”) and target OC amount is reached before any funds are released to the residual interest • Target OC is the sum of: - Yield supplemental overcollateralization (YSOC) - 2.0% of initial adjusted pool balance Initial Class A Hard Credit Enhancement 95.00% Class A notes (“AAA”) 3.00% Class B notes (“AA”) 2.00% Class C notes (“A”) 0.25% Reserve Account Excess Spread % of Initial Adjusted Pool Balance Initial Overcollateralization 0.00% Total Initial Class A Hard Credit Enhancement 5.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.30% 0.30% 0.25% 0.25% 0.25% 0.75% 1.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.00% 5.25% 5.25% 5.25% 5.25% 5.25% 5.25% 5.30% 5.30% 5.25% 5.25% 5.25% 5.75% 6.00% 2024-C 2024-B 2024-A 2023-C 2023-B 2023-A 2022-D 2022-C 2022-B 2022-A 2021-A 2020-C 2020-B Reserve Initial Overcollateralization U.S. RETAIL SECURITIZATION 8

U.S. RETAIL SECURITIZATION

Retail Pool Performance: Cumulative Net Losses


2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Loss Ratio*
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59
Months Since Settlement
07-A 07-B
08-A 08-B
08-C 09-A
09-B 09-C
09-D 09-E
10-A 10-B
11-A 11-B
12-A 12-B
12-C 12-D
13-A 13-B
13-C 13-D
14-A 14-B
14-C 15-A
15-B 15-C
16-A 16-B
16-C 17-A
17-B 17-C
18-A 18-B
19-A 19-B
19-C 20-A
20-B 20-C
21-A 22-A
22-B 22-C
22-D 23-A
23-B 23-C
24-A 24-B

* Data reflected through the July 2024 collection period

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